UNITED STATES
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FISHER COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

FRONTFOUR MASTER FUND, LTD. EVENT DRIVEN PORTFOLIO FRONTFOUR CAPITAL GROUP, LLC DAVID A. LORBER MATTHEW GOLDFARB STEPHEN LOUKAS JOHN F. POWERS JOSEPH J. TROY
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FrontFour Master Fund, Ltd., together with the other participants named herein (collectively, “FrontFour “), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of four director nominees at the 2011 annual meeting of shareholders of Fisher Communications, Inc., a Washington corporation (the “Company”).

Item 1:  On April 14, 2011, FrontFour issued the following press release:

FrontFour Delivers Letter to Fisher Communications Stockholders

Says Board Has Failed to Hold CEO Colleen Brown Accountable for Her Severe Underperformance at Fisher

Criticizes Company for Making Misleading Statements and Sets the Record Straight

Urges Stockholders to Elect FrontFour's Qualified and Experienced Nominees Who are Determined to Significantly Improve Stockholder Value

NEW YORK, April 14, 2011 /PRNewswire/ -- FrontFour Master Fund, Ltd., an affiliate of FrontFour Capital Group LLC (collectively, "FrontFour"), today announced that it has delivered a letter to stockholders of Fisher Communications, Inc. (Nasdaq: FSCI).

The full text of the letter follows:

April 14, 2011

Dear Fellow Fisher Communications, Inc. Stockholder:

DO NOT BE MISLED BY FISHER'S ATTEMPT TO DISTRACT STOCKHOLDERS' ATTENTION FROM THE COMPANY'S
DISASTROUS PERFORMANCE OVER THE PAST FIVE YEARS

WE ARE NOT SEEKING TO TAKE CONTROL OF FISHER FOR OURSELVES OR FOR HUNTINGDON

OUR QUALIFIED NOMINEES ARE COMMITTED TO RESTORING STOCKHOLDER VALUE AND WILL DEMAND
ACCOUNTABILITY FROM MANAGEMENT

FrontFour Master Fund, Ltd., together with its affiliates (collectively, "FrontFour"), is a long-standing stockholder of Fisher Communications, Inc. ("Fisher" or the "Company").  We are seeking your support to elect a slate of four highly qualified candidates to the Board of Directors of Fisher Communications, Inc. ("Fisher" or the "Company") at the 2011 Annual Meeting of Stockholders.  By now you may have received a letter from the Board of Directors of Fisher, dated April 12, 2011.  This letter is full of misleading propaganda, half-truths and false claims about FrontFour that are self-serving and intended to entrench the Board and senior management.

The Fisher Board has resorted to misleading you about our intentions in hopes of distracting you from the real issue in this election contest -- namely, that this Board has failed absolutely in its duty to protect and grow the value of your investment in the Company.

THE BOARD HAS PRESIDED OVER MASSIVE LOSSES OF STOCKHOLDER VALUE AND HAS FAILED TO HOLD FISHER'S PRESIDENT AND
CEO ACCOUNTABLE FOR HER SEVERE UNDERPERFORMANCE TO DATE

The fact remains that no matter how hard they may try, no scare tactics or wild claims about FrontFour looking to hijack the Company can hide the obvious truth concerning the failures, poor track record and serious shortcomings under the leadership of the Company's President and CEO, Colleen Brown.

Over five years ago, on October 10, 2005, a new President and CEO was put in place with the promise of implementing an operational turnaround.   Under Ms. Brown, Fisher has continuously and seriously underperformed despite its ownership of valuable television broadcast assets in Seattle and Portland (top 25 DMAs), leading radio stations, and Fisher Plaza, a 300,000 square foot mixed use building in Seattle.

Since April 1, 2006, when Ms. Brown first implemented her strategic plan for the Company, Fisher's shares have lost 48% of their value, as of December 31, 2010.  Adding insult to injury, over this same time period, Fisher has spent $91.6 million on three acquisitions that have failed to generate returns.  Despite these substantial investments, equity value has declined from $363 million to $190 million.  In other words, Ms. Brown has presided over the destruction of $173 million of the Company's equity value over the past five years.

COLLEEN BROWN'S BOARD-SUPPORTED STRATEGIC PLAN HAS FAILED TO DELIVER

From an operational perspective, Ms. Brown has fared no better.  She has underdelivered on her promises and Fisher's broadcast cash flow ("BCF") margins continue to trail the BCF margins of its competitors.

Consider the following:

Fourth Quarter 2006 Earnings Conference Call February 14, 2007 Q&A discussion regarding margins:

•	Question: "Okay, And just to back up on the television margin question, you said 25 to 30% margin growth, did you mean margin percent?"

•
Answer Colleen Brown: "What I was referring to is typically you see 35 to 38, 39% margin in our business. And that is a very typical number and actually I believe will be averaged to last year in that range in the industry. We obviously have room for growth, and we are shooting to be better than average but that doesn't mean we will immediately get there. We are working to improve our performance and it is our goal to improve our margin."

Interview by Wall Street Transcript of Colleen Brown October 1, 2007:

•	Question: "Would you tell us about the strategic plan that you developed?"

•	Answer Colleen Brown: "It was put into effect on April 1, 2006 and had full Board support." "The plan is focused on diligent cost control and operational excellence…"

Several years later and what does Ms. Brown have to show for it? Between 2007 and 2010, Fisher's television BCF margins have consistently run well below management's own goals, dropping to as low as 11% in 2009.   BCF margins have clearly not improved and continue to significantly lag industry competitors.

THE COMPANY'S TRACK RECORD FOR ALLOCATING CAPITAL HAS BEEN HORRENDOUS UNDER COLLEEN BROWN

The Company has made three significant acquisitions under Ms. Brown as CEO, yet has little or nothing to show for them.  We believe the Company significantly overpaid for the acquisition of the Bakersfield assets and question whether the Company's acquisitions of the Seattle and Portland Univision stations have created value.  The Company recorded a total impairment charge of $78.2 million in fiscal 2008, of which $76.8 million was in the television segment.  It appears that the market price for Fisher's shares now may discount the potential for further dilutive and poorly-conceived acquisitions. We do not want these mistakes repeated.

A LACK OF ACCOUNTABILITY AND TROUBLESOME CORPORATE GOVERNANCE PRACTICES

The Board's actions over the past few years show that it is trying to limit the ability of stockholders to have any say whatsoever on the future of the Company and their investment in the Company.  The Board has taken a series of unilateral, stockholder-unfriendly actions that have made it more difficult for stockholders to hold the Board accountable.  At a time when the Company's stock performance and operating performance continued to lag, in April 2007, the Board unilaterally adopted new Bylaws (i) to increase the threshold for stockholders to call a special meeting from twenty percent (20%) to twenty-five percent (25%) of the voting power of all stockholders and (ii) to increase the threshold for stockholders to amend the Bylaws to a super-majority sixty-six and two-thirds percent (66 2/3%) vote requirement.  We question why the Board would take such a stockholder-unfriendly action, which is even more significant since stockholders cannot take action by written consent under applicable Washington state law without unanimous consent.   We believe these actions only serve to entrench the Board and disenfranchise stockholders.

Other stockholders have expressed serious concern with the Company's poor capital allocation and have even presented proposals at the Company's previous two annual meetings seeking to limit the Board's ability to allocate their capital without stockholder approval.  In each instance, the Company has urged stockholders to vote against such proposals.

Also, while stockholders approved a non-binding proposal to declassify the Fisher Board at the 2009 Annual Meeting, the Board ultimately decided not to enact the proposal.  While the Company would have you believe that Mr. Lorber did not support declassifying the Board, what the Board fails to mention is that Mr. Lorber only reluctantly agreed to vote along with his fellow Board members after it became clear that the proposal would otherwise be voted down by the Board and while stating to his fellow Board members that it is and always will be FrontFour's view that staggered boards should be declassified in the spirit of good corporate governance.

Notably, in its recent letter the Company does not even try to dispute FrontFour's claims about the Board's history of poor corporate governance practices.  If the Board truly believed its practices were in line with good corporate governance, wouldn't they at least try to defend them?

It is clear to us that this Board will do anything to limit the ability of stockholders to have a say on the future of the Company and hold the Board accountable for its failures.

SETTING THE RECORD STRAIGHT!

WE ARE NOT SEEKING TO TAKE CONTROL OF FISHER

WE ARE SERIOUSLY CONCERNED WITH THE BOARD'S HISTORY OF IGNORING ACQUISITION PROPOSALS THAT COULD MAXIMIZE VALUE

The Company would have you believe that we are using this election contest as a means to take control of the Company.  To be clear, FrontFour is not running this election contest to push through a deal with Huntingdon Real Estate Investment Trust ("Huntingdon").

That could not be further from the truth.  At no point has Mr. Lorber advocated for a deal with Huntingdon or persuaded the Fisher Board to accept Huntingdon's acquisition offer.  Mr. Lorber has recused himself from all meetings at both companies regarding Huntingdon's interest in a transaction and only found out about the Huntingdon offer at the same time as the other members of the Fisher Board.  We have taken the necessary steps to eliminate any conflicts of interest that could arise as a result of Huntingdon's interest in acquiring Fisher.

For the record, FrontFour does not believe that the Huntingdon offer, in its current form, provides full and fair value for your investment in Fisher and is not pushing the Fisher Board to accept this offer.  However, when the offer was made it was at a significant premium to the then-current market price, and we believe it was inexcusable for the Board to summarily reject the offer without due consideration.

Our criticism of the Board has been for failing to give proper consideration to acquisition offers that the Company has received over the past few years.  Notably, the Board has turned down two acquisition offers at significant premiums to market without, seemingly, having as much as formed an independent special committee to evaluate such proposals.  We are not seeking to take control of Fisher.  Rather, we are seeking to ensure that the Board fully and faithfully considers all acquisition proposals that could maximize the value of your investment.

In June 2008, stockholders learned not from the Company, but from an SEC filing by one of its largest stockholders that an offer was made to acquire Fisher for $43 to $45 per share.  At the time, Fisher was trading at approximately $30 per share.  In its recent letter to you, the Company points out that had the Board pursued the Huntingdon proposal, stockholders would have received a poor value for their Fisher stock.  They conveniently fail to mention, however, that had the Company pursued the $43 to $45 proposal from 2008, stockholders could have realized a handsome premium for their Fisher shares.  Lest we forget that over the next year, the Company's television BCF margins would fall to 11% and the stock price would fall as low as $7.51 as of March 5, 2009.  Unfortunately, the Board ignored this acquisition proposal and would have preferred stockholders had never found out about it.

BUT WHAT ELSE IS THE COMPANY MISLEADING YOU ABOUT?

Instead of focusing on the facts in this election contest, Fisher is attempting to divert your attention from the long track record of poor performance overseen by the Board.

They claim that FrontFour is seeking to take control of Fisher without paying a control premium.

The truth is that we are not seeking control of the Board and in light of the cumulative voting at the Annual Meeting, the Company should realize that it's not really possible for all four of our nominees to be elected at the Annual Meeting.  This election contest is not about control, but rather a referendum on whether stockholders are satisfied with the performance of the Company under the Board and CEO Colleen Brown.  Our nominees are committed to giving stockholders the opportunity to decide for themselves whether or not any third party proposal or offer at a reasonable premium to the current stock price is the best way to maximize stockholder value.

They claim that FrontFour is looking to reap a short-term gain and criticizes Mr. Lorber for acquiring shares while serving as a member of the FrontFour Board.

The truth is that after FrontFour acquired shares in 2010, members of management and the Board commended Mr. Lorber at the time for showing confidence in the Company.  On the other hand, the other members of the Board have not been investing much, if any, of their own money in the Company. In fact, the other directors have collectively only purchased a total of 2,099 shares in the past two years.  To our knowledge, Ms. Brown has never bought a single share with her own capital.  Has she also lost confidence in her strategic plan?  We believe stockholders should ask themselves whether these Board members' interests are aligned with stockholders' best interests.

They claim that the Company's nominees "have nearly 100 combined years of broadcast experience and have successfully created shareholder value at other companies in our industry."

The truth is that if the Company's nominees are elected, the Board would not have a single director with relevant real estate experience, which we believe is vital to maximizing the value of the Company's real estate assets.  We question whether the new "industry" Board members have the expertise and experience necessary to create value at Fisher and whether the Company conducted a full search for truly independent directors.  Our Board members have proven track records of running businesses and creating value.

Additionally, we note that Mr. Cassara currently sits on the board of directors of Hero Broadcasting and Young Broadcasting, both competitors of Fisher, and that Mr. Ogden sits on the board of directors of E.W. Scripps Company, which has interests in broadcast television stations.  We question whether such interlocking directorates would violate Section 19 of the Clayton Act.  Regardless, we question whether it was a prudent business decision to nominate directors that serve on the boards of companies that have cross-affiliates.

FRONTFOUR'S NOMINEES ARE HIGHLY QUALIFIED AND EXPERIENCED AND HAVE A PLAN TO ENHANCE VALUE AT FISHER

FrontFour has nominated the following four highly qualified candidates: John F. Powers, Chairman for the New York Tri-State Region of CB Richard Ellis, Inc., an indirect wholly-owned subsidiary of CB Richard Ellis Group, Inc., the world's largest commercial real estate services firm; Joseph J. Troy, Executive Vice President and Chief Financial Officer of Quality Distribution, Inc., a publicly traded operator of the largest dedicated bulk tank truck network in North America; Matthew Goldfarb, a Portfolio Manager at Fourth Street Holdings, L.L.C.; and Stephen Loukas, a Partner and Portfolio Manager at FrontFour.

If elected, our nominees are committed to overseeing and focusing management to improve profitability while hiring an investment bank to explore all strategic alternatives for maximizing the value of the Company's assets.  Specifically, our nominees would conduct an operational and strategic analysis in order to determine how to best manage the business moving forward and analyze internal growth opportunities.

Our Interests Are Directly Aligned with ALL Stockholders

VOTE FOR CHANGE NOW AT FISHER -- PLEASE SIGN, DATE AND MAIL THE ENCLOSED GREEN PROXY CARD TODAY!

If you have any questions, require assistance with submitting your GREEN proxy card, or need additional copies of the proxy materials, please contact:

D.F. King & Co., Inc.
48 Wall Street
New York, NY  10005

Banks & Brokerage firms please call:  212-269-5550
Stockholders call toll-free:  800-659-6590

Item 2: The following proxy card was mailed to shareholders of the Company on or around April 13, 2011:

Green Proxy Card

▼DETACH GREEN PROXY CARD HERE▼

FRONTFOUR RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW IN PROPOSAL NO. 1	Please mark vote as in this example ☒

1. APPROVAL OF FRONTFOUR’S PROPOSAL TO ELECT DIRECTORS:				2.APPROVAL OF THE COMPANY’S PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011:		FOR ☐	AGAINST ☐	ABSTAIN ☐
Nominees:	FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW
Matthew Goldfarb Stephen Loukas John F. Powers Joseph J. Troy	☐	☐	☐ __________ __________ __________	3.THE COMPANY’S ADVISORY VOTE ON EXECUTIVE COMPENSATION, OFTEN REFERRED TO AS “SAY ON PAY”:		☐	☐	☐
				4.THE COMPANY’S ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON COMPENSATION, OFTEN REFERRED TO AS A “SAY WHEN ON PAY”:	1 YR ☐	2 YR ☐	3 YR ☐	ABSTAIN ☐
Unless you specify different directions with respect to cumulative voting, this Proxy authorizes the proxy holders to cumulate votes that the undersigned is entitled to cast at the Annual Meeting. Accordingly, unless otherwise instructed in accordance with the foregoing, the shares represented by this Proxy will be voted cumulatively in favor of one or more of the nominees listed above, at FrontFour’s sole discretion, in otter to elect as many of the nominees listed above as possible.  The shares represented by this Proxy will not be cumulated with respect to any nominee for whom the authority to vote has been withheld.

DATED

(Signature)

(Signature, if held jointly)

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.

Green Proxy Card

▼DETACH GREEN PROXY CARD HERE▼

FISHER COMMUNICATIONS, INC.

2011 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF FRONTFOUR MASTER FUND, LTD.,
EVENT DRIVEN PORTFOLIO, FRONTFOUR CAPITAL GROUP, LLC, DAVID A. LORBER,
MATTHEW GOLDFARB, STEPHEN LOUKAS, JOHN F. POWERS AND JOSEPH J.TROY

THE BOARD OF DIRECTORS OF FISHER COMMUNICATIONS, INC.
IS NOT SOLICITING THIS PROXY

P R O X Y

The undersigned appoints David A. Lotter and Stephen Loukas, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Fisher Communications, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the 2011 Annual Meeting of Stockholders of the Company scheduled to be held at Fisher Plaza, 140 4th Avenue North, 5th Floor Studios, Seattle, Washington 98109, at 10:00 a.m., Pacific Time, on Wednesday, May 11, 2011, and including at any adjournments or postponements thereat and at any meeting called in lieu thereof (the "Annual Meeting").

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to FrontFour Master Fund, Ltd. ("FrontFour") a reasonable time before this solicitation. Stockholders have the right to vote cumulatively in Proposal No. 1 and, unless otherwise instructed, the shares represented by this Proxy will be voted cumulatively in favor of one or more of the nominees, at FrontFour's sole discretion, in order to elect as many of the nominees as possible.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2, "ABSTAIN" ON PROPOSAL 3 (WHICH WILL HAVE NO EFFECT ON THE OUTCOME OF THE VOTE ON THIS PROPOSAL) AND EVERY "1 YR" FOR PROPOSAL 4.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!
CONTINUED AND TO BE SIGNED ON REVERSE SIDE